Exhibit 3.77

FILED MAR 10 2006 SECRETARY OF THE COMMONWEALTH CORPORATIONS DIVISION	051 034
NEWS OF WORCESTER LLC AMENDED AND RESTATED CERTIFICATE OF ORGANIZATION

Pursuant to the provisions of the Commonwealth of Massachusetts Limited Liability Company Act (the “Act), the undersigned certifies the following:

1.	Federal Employer and Massachusetts Jurisdictional Identification Numbers. The Federal Employer Identification Number of the limited liability company is 20-1970539. The Massachusetts Jurisdictional Identification Number is 000878271.

2.	Name of the Limited Liability Company. The name of the limited liability company (the “LLC”) is NEWS of Worcester LLC.

3.	Office of the LLC. The address of the office of the LLC in the Commonwealth at which the LLC maintains its records in accordance with the Act is c/o Casella Waste Systems, Inc., 30 Nipp Napp Trail, Worcester, Massachusetts.

4.	Date of Filing Original Certificate of Organization. The date of filing of the LLC’s Certificate of Organization is October 7, 2004.

5.	Business of the Limited Liability Company. The general character of the business of the LLC is to: (a) operate a recycling business and environmental park; (b) to own and utilize real estate and personal property; and (c) to otherwise engage in any lawful act or activity for which limited liability companies may be organized under Chapter 156C of the Massachusetts General Laws.

6.	Date of Dissolution. The LLC shall have no fixed date upon which it shall dissolve.

7.	Agent for Service of Process. The name and address of the resident agent for service of process for the LLC is CT Corporation Systems, 101 Federal Street, Boston, MA 02110.

8.	Member. The name and business address of the sole Member of the LLC is as follows:

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, Vermont 05702-0866

9.	Manager. The name and business address of the Manager of the LLC if as follows:

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, Vermont 05702-0866

10.	Execution of Documents. Any person serving as a Member of the LLC is authorized to execute on behalf of the LLC any documents to be filed with the Secretary of State of the Commonwealth of Massachusetts.

11.	Execution of Recordable Instruments. Any person serving as a Member of the LLC is authorized to execute, acknowledge, deliver and record any recordable instrument purporting to affect an interest in real property. The name and business address of each Member of the LLC as of the date hereof are specified in paragraph 8 above.

12.	Amended Provisions. This Amended and Restated Certificate of Organization hereby amends, as set forth above, the following previous provisions:

FIRST: Federal Employer Identification Number. The Limited Liability Company’s Federal Identification Number is: 20-1970539/000878271.

SECOND: Office of the LLC. The address of the office of the LLC in the Commonwealth at which the LLC maintains its records in accordance with the Act is c/o Mass. Environmental Associates, Inc., 30 Nipp Napp Trail, Worcester, Massachusetts, 01607.

THIRD: Manager. The name and business address of the Manager of the LLC if as follows:

Mass. Environmental Associates, Inc.

30 Nipp Napp Trail

Worcester, Massachusetts 01607

13.	Effective Date. This Amended and Restated Certificate of Organization shall be effective at the time of its filing with the Secretary of the Commonwealth.

Duly executed in accordance with M.G.L. c. 156C, §19, on this 3rd day of March, 2006.

BY:	/s/ James Bohlig
Casella Waste Systems, Inc., Manager
By Its President, James Bohlig

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